EXHIBIT 10.18
(The undersigned certifies that this document
does not include any social security numbers.)

APN(s):  06-111-08

Recording Requested by and
When Recorded Mail to:

FENNEMORE CRAIG, P.C.
3003 N. Central Avenue, Suite 2600
Phoenix, Arizona 85012-2913
Attention: Sarah Strunk, Esq.

ASSIGNMENT OF LEASES AND RENTS

THIS ASSIGNMENT OF LEASES AND RENTS (this “Assignment”) dated and made effective August 21st, 2009, by Shea Mining & Milling, LLC, a Nevada limited liability company (“Borrower”), having its principal place of business at 192 Sandy Bunker Lane, Las Vegas NV 89148, for the benefit NJB Mining, Inc., an Arizona corporation, its successors and assigns (“Lender”), having an address at 10751 N. Frank Lloyd Wright Blvd., Suite 101, Scottsdale, Arizona 85259.

RECITALS:

A.           Lender agreed to make and Borrower agreed to accept a loan (the “Loan”) in the amount of $2,500,000.00.

B.           To evidence the Loan, Borrower executed and delivered to Lender a Secured Promissory Note (the “Note”), dated the date of this Assignment, in the principal amount of TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($2,500,000), with interest from the date thereof at the rates set forth in the Note, and with principal and interest to be payable in accordance with the terms and conditions provided in the Note.

C.           Borrower’s obligations under the Note are secured among other things by a Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing (the “Deed of Trust”), dated the date of this Assignment, that encumbers Borrower’s fee interest in the land (the “Land”) described in Exhibit A, the improvements located on the Land and certain other property, rights and interests of Borrower, all as more particularly described in the Deed of Trust (collectively, the “Property”).

D.           Borrower desires to secure the payment and performance of all of its obligations under the Note and the obligations secured by the Deed of Trust (collectively, the “Obligations”).

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ARTICLE I
GRANTING CLAUSES

Section 1.1.          Assignment.

(a)           In consideration of the Loan, Borrower irrevocably, absolutely, presently, unconditionally and not merely as additional security for the payment and performance of the Obligations, sells, assigns, sets over and delivers to Lender the following property, rights, interests and estates now or in the future owned or held by Borrower (the “Assigned Property”), for Lender’s uses and purposes as set forth in this Assignment, subject to the license granted by Lender to Borrower in this Assignment to collect and receive the Rents until an Event of Default occurs:

(i)           all present and future leases, subleases, licenses and other agreements relating to the use and occupancy of the Property including all amendments to the leases, subleases, licenses and other agreements in existence on the date of this Assignment (the “Leases”);

(ii)          the immediate and continuing right to collect and receive all present and future rents, prepaid rents, percentage, participation or contingent rents, issues, profits, proceeds, royalties, revenues, parking fees, security deposits and other consideration under the Leases or otherwise derived from the use and occupancy of the Property, including contributions to expenses by present and future tenants, subtenants, licensees and other occupants of the Property (the “Tenants”), and all other fees, charges, accounts, accounts receivable or payments payable to or for the benefit of Borrower including liquidated damages following a default under a Lease, the premium payable by a Tenant after the cancellation of a Lease and the proceeds of rental insurance (the “Rents”);

(iii)         all present and future guarantees or other credit enhancements given to Borrower in connection with any Tenant’s performance under any of the Leases; and

(iv)         all rights or causes of action that Borrower now or hereafter may have against any Tenant.

(b)           Borrower further assigns, transfers and sets over to Lender all of Borrower’s right, title and interest in and to all claims and rights to the payment of money at any time arising in connection with any rejection or breach of any of the Leases by a Tenant or trustee of the Tenant under Section 365 of the Bankruptcy Code, 11 U.S.C. §365, including all rights to recover damages arising out of such breach or rejection, all rights to charges payable by the Tenant or trustee in respect of the leased premises following the entry of an order for relief under the Bankruptcy Code in respect of such lessee and all rentals and other charges outstanding under the Lease as of the date of entry of such order for relief.

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(c)           Lender’s acceptance of this Assignment, with all of the rights, powers, privileges and authority so created, will not, prior to Lender’s entry upon and taking possession of the Property, be deemed to constitute Lender a mortgagee-in-possession, will not obligate Lender to appear in or defend any action or proceeding relating to the Leases or to take any action under this Assignment, to expend any money or incur any expenses under the Leases or this Assignment, to perform or discharge any obligation under the Leases or to assume any obligation for security deposits or other deposits delivered to Borrower by any Tenant and not delivered to Lender and Lender will not be liable for any injury or damage to person or property sustained in or about the Property.

ARTICLE II
REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 2.1.          Representations, Warranties and Covenants with Respect to Leases.

(a)           All of the Leases affecting the Property as of the date of this Assignment (the “Existing Leases”) are in full force and effect with no defaults or matters that with the passage of time or giving of notice would constitute a default; there are no existing defenses or offsets to the payment of Rent under the Existing Leases; each Existing Lease represents the entire agreement between the parties as to the leasing; and to Borrower’s knowledge, all of the Existing Leases are enforceable in accordance with their terms.

(b)           Each of the Tenants under the Existing Leases is in occupancy, paying Rent, open and conducting business in its respective leased premises and, to Borrower’s knowledge, is free from bankruptcy, reorganization or other action, litigation or other proceeding (collectively a “Proceeding”) for the relief of debtors under any federal or state insolvency statute.

(c)           Borrower has complied with all obligations and satisfied all conditions under the Existing Leases which Borrower as landlord must have complied with or satisfied on or before the date of this Assignment.

(d)           Borrower has not collected and will not collect Rents under the Leases, excluding security deposits, more than one month in advance.

(e)           Borrower is the landlord under the Leases, has the authority to assign the Leases and the Rents and there is not and will not be any assignment, pledge or mortgage of the Assigned Property other than this Assignment, except with Lender’s prior consent which may be withheld in Lender’s sole discretion.

(f)            None of the Leases contains or will contain (i) an option to purchase the Property (including rights of first or last offer); (ii) any rights to set-off against Rents; or (iii) any early termination or cancellation rights, except any early termination rights in connection with a substantial casualty or condemnation included in the Lender-approved form lease.

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(g)           None of the Leases contains or will contain obligations of Borrower to make improvements to the Property, including the respective leased premises, to make any payment or give any credit or allowance to tenants or to pay any leasing commissions arising out of the Leases, except for obligations which have been satisfied by Borrower prior to the date of this Assignment or which specifically exclude Lender or any other purchaser in foreclosure from liability for such obligations.

(h)           Borrower has not and will not discount, compromise or discharge any of Tenants’ obligations under the Leases.

(i)            Borrower as landlord does not and will not have any obligations under the Leases with respect to off-site improvements.

(j)            None of the Leases limits or will limit the type or identity of tenant to whom the landlord is permitted to lease or limits the use to which another tenant may put its leased premises, except for limitations on use generally affecting all Tenants.

(k)            None of the Tenants has or will have the right to receive or to direct the use of insurance proceeds required by or referred to in the Lease, except for proceeds of the Tenant’s own insurance, or to receive or direct the use of condemnation awards, except for moving expenses and tenant fixtures costs.

(l)             Borrower will perform the landlord’s obligations under the Leases and will enforce the terms of the Leases to be performed by the Tenants.

(m)           Borrower has notified the Tenants under all Existing Leases and will notify the Tenants under all Leases executed after the date of this Assignment that:

(i)           the Deed of Trust is in existence;

(ii)          the Leases and the Rents have been assigned to Lender; and

(iii)         any security deposits made under the Leases have been assigned to Lender.

ARTICLE III
FUTURE LEASING

Section 3.1.          Covenants Regarding Future Leasing.  Borrower may not enter into new Leases nor materially amend Leases without Lender’s prior written consent in its sole discretion.

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ARTICLE IV
TERMINATION, CANCELLATION OR SURRENDER OF LEASES

Section 4.1.         Termination, Cancellation or Surrender of Leases.  Borrower may not terminate or cancel any Lease or accept surrender of any leased premises prior to the scheduled expiration date of the Lease without Lender’s prior written consent in its sole discretion.

ARTICLE V
REPORTING

Section 5.1.          Reporting.

(a)           Borrower will deliver to Lender, promptly upon Lender’s request, a current rent roll, in a form reasonably acceptable to Lender, certified by Borrower.

(b)           Borrower will deliver promptly to Lender any other information with respect to the operation and management of Borrower and the Property as Lender may request from time to time.

ARTICLE VI
LICENSE TO COLLECT, AND APPLICATION OF, RENTS

Section 6.1.          License to Collect Rents.

(a)           Lender grants to Borrower a license to collect the Rents as they become due under the Leases, receiving and holding the Rents as a trust fund for the benefit of Lender.

(b)           Borrower will apply the Rents in the following order of priority (i) the payment of Impositions (as defined in the Deed of Trust); (ii) the  payment of insurance premiums required by the Deed of Trust; (iii) the payment of the reasonable and customary costs of operating, maintaining and leasing the Property as required by the Loan Documents (other than fees and commissions payable to Borrower or Borrower’s affiliates); (iv) the payment of interest and principal under the Note and other payments required under the Loan Documents; (v) the payment of reasonable and customary fees and commissions to Borrower and Borrower’s affiliates in connection with operating, maintaining and leasing the Property; and (vi) maintenance of cash reserves adequate to meet the projected costs of operating, maintaining and leasing the Property from time to time in accordance with the requirements of the Deed of Trust, including projected leasing costs, tenant improvement costs, capital expenditures and reserves for replacements, before using any of the Rents for any other purpose.

(c)           If an Event of Default occurs, Borrower’s license to collect the Rents will terminate automatically, without any action required of Lender.  If Borrower nevertheless collects any Rents after the license terminates, Borrower nevertheless will hold such Rents as a trust fund for the benefit of Lender and will apply such Rents only to the payments described in clauses (i) - (iv) in the preceding subsection.

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ARTICLE VII
DEFAULTS AND REMEDIES

Section 7.1.          Events of Default.  It is an Event of Default under this Assignment if:

(a)          if Borrower fails to pay any amount due as and when required under the Note;

(b)          there is a default in the performance of any other provision of any Loan Document or if there is any inaccuracy or falsehood in any representation or warranty contained in any Loan Document which is not remedied within 30 days after Borrower receives notice thereof, provided that if the default, inaccuracy or falsehood is of a nature that it cannot be cured within the 30-day period and during that period Borrower commences to cure, and thereafter diligently continues to cure, the default, inaccuracy or falsehood, then the 30-day period will be extended for a reasonable period not to exceed 120 days after the notice to Borrower; or

(c)          an Event of Default occurs under any other Loan Document.

Section 7.2.          Remedies.  If an Event of Default occurs, Lender may take any of the following actions (the “Assignment Remedies”) without notice to Borrower:

(a)          exercise any of the rights and remedies provided for in Article Four of the Deed of Trust or in any of the other Loan Documents; and

(b)          directly or through a Receiver or as a mortgagee-in-possession as authorized by the court:

(i)           take possession and control of the Property;

(ii)          manage and operate the Property;

(iii)         redevelop or reconfigure the Property and retain consultants or other professional advisors in connection therewith;

(iv)         market the Property for sale and sell or otherwise dispose of the Property;

(v)          require Borrower to deliver to Lender or the Receiver all security deposits, all books and records relating to the Property and Borrower and all original counterparts of the Leases;

Assignment of Leases and Rents - Page 6

(vi)        collect, sue for and give receipts for the Rents and, after paying all expenses of collection, including a Receiver’s fee and expenses, any broker’s fees and commissions, and any attorneys’ fees (including expert fees, disbursements and costs) apply the net collections to the operation, management and leasing of the Property and thereafter as provided in the Loan Documents;

(vii)       make, modify, enforce, terminate or accept surrender of Leases and evict tenants;

(viii)      appear in and defend any Proceeding brought in connection with the Assigned Property and bring any Proceeding, in the name and on behalf of Borrower, that Lender, in its sole discretion, determines should be brought to protect the Assigned Property or Lender’s interest in the Assigned Property; and

(ix)         perform any act in the place of Borrower that Lender or the Receiver deems necessary to preserve the value, marketability or rentability of the Property, to increase the gross receipts from the Property or to protect Lender’s interest in the Property.

Section 7.3.          General Provisions Pertaining to Remedies.

(a)           The Assignment Remedies are cumulative and may be pursued concurrently or otherwise, at such time and in such order as Lender may determine in its sole discretion and without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrower.

(b)           The enumeration in the Loan Documents of specific rights or powers will not be construed to limit any general rights or powers or impair Lender’s rights with respect to the Assignment Remedies.

(c)           If Lender exercises any of the Assignment Remedies, Lender will not be deemed a mortgagee-in-possession.

(d)           Lender will not be liable for any act or omission of Lender in connection with the exercise of the Assignment Remedies.

(e)           Lender’s right to exercise any Remedy will not be impaired by Lender’s delay in exercising or failure to exercise the Assignment Remedies and will not be construed as extending any cure period or constitute a waiver of the default or Event of Default.

(f)           If an Event of Default occurs, Lender’s or a Receiver’s payment or performance or acceptance of payment or performance will not be deemed a waiver or cure of the Event of Default.

(g)           Lender’s or a Receiver’s acceptance of partial payment will not extend or affect any grace period or constitute a waiver of a default or Event of Default but will be credited against the unpaid Debt.

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(h)           If Lender or a Receiver exercises any of the Assignment Remedies, such action will not cure or waive any default, will not waive, modify or affect any notice of default under the Loan Documents and will not invalidate any act done pursuant to a notice of default under the Loan Documents.  Once Lender exercises the Assignment Remedies, Lender’s enforcement will continue for so long as Lender elects, notwithstanding that the collection and application of the Rents may have cured the original default.  If Lender elects to discontinue the exercise of the Assignment Remedies, the Assignment Remedies may be reasserted at any time and from time to time following a subsequent Event of Default.

(i)           A demand by Lender or the Receiver on any Tenant to pay the Rents to Lender or the Receiver by reason of an Event of Default will be sufficient notice to the Tenant to make future payments of Rents to Lender or the Receiver without the necessity for consent by Borrower.

Section 7.4.          Payment of Expenses.  Borrower is obligated to pay all expenses incurred by Lender or the Receiver or that are otherwise payable in connection with this Assignment or the Leases and the Rents, including expenses relating to (i) any Proceeding or other claim asserted against Lender and (ii) the preservation of Lender’s security and the exercise of any Assignment Remedies.

Section 7.5.          Duty to Defend.  If Lender or any of its trustees, officers, participants, employees or affiliates is a party in any Proceeding relating to this Assignment or the Leases and the Rents, Borrower will defend and hold harmless the party with attorneys and other professionals retained by Borrower and approved by Lender.  At its option, Lender may engage its own attorneys and other professionals, at Borrower’s expense, to defend or assist in the defense of the party.  In all events, case strategy will be determined by Lender if Lender so elects, and no Proceeding will be settled without Lender’s prior written approval, which may be given or withheld in its sole discretion.

Section 7.6.         Attorney-In-Fact.  Borrower appoints Lender as Borrower’s attorney-in-fact to perform, at Lender’s election, any actions and to execute and record any instruments necessary to effectuate the actions described in this Article, in each instance only at Lender’s election and only to the extent Borrower has failed to comply with the provisions of this Article.  Such appointment is coupled with an interest and is irrevocable so long as any Obligation remains outstanding.

ARTICLE VIII
MISCELLANEOUS

Section 8.1.          Further Assurances.  Borrower will execute, acknowledge and deliver to Lender, a Receiver or any other entity Lender designates, any additional or replacement documents and perform any additional actions that Lender or the Receiver determines are reasonably necessary to evidence, perfect or protect Lender’s interest in the Assigned Property or to carry out the intent or facilitate the performance of the provisions of this Assignment.

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Section 8.2.          Bankruptcy Proceeding Provisions.

(a)           If Borrower receives on account of any Proceeding including any Proceeding under the Bankruptcy Code, any sums relating to the breach or rejection of any of the Leases by a Tenant or trustee of such Tenant under Section 365 of the Bankruptcy Code, including all damages arising out of such breach or rejection, all rights to charges payable by the Tenant or trustee in respect of the leased premises following the entry of an order for relief under the Bankruptcy code in respect of the Tenant and all rentals and other charges outstanding under the Lease as of the date of entry of such order for relief, Borrower will promptly deposit such sums in a segregated account (the “Account”) with a depositary and will cause the Account to be designated on the records of the Depositary as collateral for the payment and performance of the Debt.  Borrower hereby assigns, transfers and sets over to Lender, and grants to Lender a security interest in, all sums in the Account in consideration of the payment and performance of the Debt.  Borrower will not withdraw any sums from or further encumber the Account without the Lender’s prior consent so long as the Debt remains outstanding, provided that if no Event of Default occurs the Account will be released to Borrower free of the lien and security interest granted hereby on the date on which Borrower enters into a new lease of the leased premises with a tenant and on terms and conditions satisfactory to Lender.

(b)           Any proof of claim or similar document filed by the Lender in connection with the breach or rejection of any of the Leases by any lessee thereunder or trustee of any such lessee under Section 365 of the Bankruptcy Code, 11 U.S.C. §365, will for the purpose of perfecting the Lender’s rights conferred in Section 2.1 be deemed to constitute a petition by Lender against Borrower for sequestration of rents under the laws of the state or commonwealth where the Property is located.

Section 8.3.         Assignment Terminates Upon Payment in Full.  Upon payment and performance in full of the Obligations, this Assignment will terminate, but the affidavit, certificate, letter or statement of any officer of Lender showing any part of the Debt to be unpaid will be and constitute conclusive evidence of the validity, effectiveness and continuing force of this Assignment, and any person, firm or corporation, may and is hereby authorized to rely thereon.

Section 8.4.         No Further Assignment.  Borrower will not further assign or otherwise transfer or encumber its interest in the Assigned Property without Lender’s prior consent which may be withheld in Lender’s sole discretion.  If Lender consents to any further assignment, transfer or encumbrance of the Assigned Property, it will only do so provided that (i) the subordinate assignment restricts the subordinate assignee from subordinating the Leases to any mortgage or other security instrument held by the subordinate assignee and requires the subordinate assignee to subordinate its interests to any Leases executed after the date of the subordinate assignment; (ii) the subordinate assignment prohibits the subordinate assignee from taking any action that would terminate, modify or amend or could result in the termination, modification or amendment of any of the Leases; and (iii) the subordinate assignee agrees that if it exercises its remedies under its assignment and either it or any party acting on its behalf collects any Rents, such Rents will be deemed collected for the benefit of Lender and held in trust for Lender and upon written demand, the party holding the Rents collected will immediately pay them to Lender.  If any subordinate assignment does not contain the foregoing provisions, to the extent permitted by Law, the subordinate assignee will be deemed bound by such provisions as if set forth in the subordinate assignment or any action taken by subordinate assignee that violates the foregoing provisions will be null and void.

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Section 8.5.          Applicable Law.  The Assignment will be governed by and construed in accordance with the Laws of the state or commonwealth where the Property is located.

Section 8.6.          Deed of Trust Provisions Incorporated.  The provisions of Section 31 of the Deed of Trust entitled, “Miscellaneous” are applicable to this Assignment, to the extent not inconsistent with the express terms of this Assignment, and are deemed incorporated by reference as if set forth at length.

Section 8.7.          Covenants Run with the Land.  The terms, covenants, conditions and warranties contained in this Assignment and the powers granted hereby will run with the Land, will inure to the benefit of and bind all parties hereto and their respective heirs, executors, administrators, successors and assigns, and all lessees, sub-tenants and assigns of same, and all subsequent owners of the Property, and all subsequent holders of the Loan Documents.

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IN WITNESS WHEREOF, this Assignment has been duly executed by the Borrower the day and year first above written.

BORROWER:

Shea Mining & Milling, LLC,
a Nevada limited liability company

By:	/s/ Christopher Boll
Name: Christopher Boll
Its: Managing Member

STATE OF ______________  }
                                                  }  ss
COUNTY OF ___________    }

This instrument was acknowledged before me on August 21, 2009, by _______________________, as _______________ of Shea Mining & Milling, LLC, a Nevada limited liability company.

NOTARY PUBLIC

Assignment of Leases and Rents - Signature Page

EXHIBIT A

LEGAL DESCRIPTION

All that certain real property situate in the County of Esmeralda, State of Nevada, more particularly described as follows:

Township 3 North, Range 40 East, M.D.B.&M.

Section   2: SW ¼ of NW ¼; W ½ of SW ¼
Section   3: S ½ of NE ¼; SE ¼; SE ¼ of NW ¼; E ½ of SW ¼
Section 10: NE ¼; SE ¼; E ½ of NW ¼; E ½ of SW ¼
Section 11: W ½ of W ½; SE ¼ of NW ¼
Section 14: NW ¼ of NW ¼

Excepting therefrom that portion of the W ½ of the W ½ of said Section 11, heretofore deeded to Southern California Edison Company, by a deed recorded November 7, 1967 in Book 3-X of Deeds, page 164 as File No. 35538 Esmeralda County, Nevada records and described as follows:

Beginning at a found lava rock 9 inches by 14 inches by 15 inches high set for the Southwest corner of said Section 11, said Southwest corner of Section 11, bears North 85°43'34" East along the South line of Section 10, Township 3 North, Range 40 East, M.D.B. & M., from a lava rock mound set for the Southwest corner of said Section 10, thence North 11°16'34" East 2512.91 feet to the true point of beginning of this description; Thence North 83°30'00" East 300.00 feet; Thence North 06°30'00" West 197.50 feet to a point hereinafter referred to as Point "A"; Thence continuing North 06°30'00" West 252.50 feet; Thence South 83°30'00" West 300 feet; Thence South 06°30'00" East 450 feet to the true point of beginning.

ASSESSOR’S PARCEL NUMBER FOR   2009-2010:  06-111-08